RHDonnelley®

DEX MEDIA

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Combining Strengths
Expanding Opportunities

2005 ANNUAL REPORT

Combining Strengths Expanding Opportunities
2005 ANNUAL REPORT

LEADERSHIP

SENIOR LEADERSHIP	David C. Swanson
Chief Executive Officer

Peter J. McDonald
President and Chief Operating Officer

Steven M. Blondy
Executive Vice President and Chief Financial Officer

George F. Bednarz
Senior Vice President
Integration, Corporate Planning/Administration and Communications

Robert J. Bush
Senior Vice President, General Counsel and Corporate Secretary

Alan R. Duy
Senior Vice President
Information Technology and Publishing Services

Simon D. Greenman
Senior Vice President
Digital Strategy, Innovation and Products

Margaret Le Beau
Senior Vice President and Chief Marketing Officer

Debra M. Ryan
Vice President
Human Resources

BOARD OF DIRECTORS
George A. Burnett	Robert Kamerschen
Chairman	Chairman and Chief Executive Officer(Retired)
R.H. Donnelley Corporation	ADVO, Inc.

David C. Swanson	Russell T. Lewis
Director and Chief Executive Officer	President and Chief Executive Officer (Retired)
R.H. Donnelley Corporation	The New York Times Company

James A. Attwood	Alan F. Schultz
Managing Director	Chairman and Chief Executive Officer
The Carlyle Group	Valassis Communications, Inc.

Michael P. Connors	David M. Veit
Chairman and Chief Executive Officer (Retired)	Executive Director (Retired)
VNU Media Measurement and Information	Pearson plc

Nancy E. Cooper	Barry Lawson Williams
Senior Vice President and Chief Financial Officer	President
IMS Health Incorporated	Williams Pacific Ventures, Inc.

Anthony J. de Nicola	Edwina D. Woodbury
General Partner	President and Chief Executive Officer
Welsh, Carson, Anderson & Stowe	The Chapel Hill Press, Inc.

R. Glenn Hubbard
Dean, Graduate School of Business
Columbia University

CONTENTS

I.	LETTER TO SHAREHOLDERS	4-5

II.	PROGRESS	6-7

Combining Strengths
Capitalizing in Our Markets
–	Dex®
–	Sprint® Yellow Pages
(Soon to be EMBARQ™ Yellow Pages)
–	AT&T® Yellow Pages
(Formerly SBC® Yellow Pages)
in Illinois and Northwest Indiana

III.	PERFORMANCE	8

Delivering on Delevering
Financial Highlights

IV.	POTENTIAL	9

Expanding Opportunities

V.	R.H. Donnelley Corporation 10-K
Dex Media, Inc. 10-K

TO OUR FELLOW INVESTORS
David Swanson

2005 was another year of transformation for R.H. Donnelley.

With the acquisition of Dex Media, completed in early 2006, we are now the third-largest print and online Yellow Pages company in the United States.

We are pleased to present this unique annual report, highlighting the separate performance in 2005 of two strong companies—both industry leaders—that are even stronger joined as one. As the new R.H. Donnelley, we are leading our industry into a new era of local commercial search.

2005 HIGHLIGHTS
For both businesses, 2005 was a year of solid performance. From a financial perspective, we continued to generate stable revenue growth and successfully convert that revenue to free cash flow. As a result, we collectively paid down more than $800 million in debt in 2005, bringing our total combined debt pay down to more than $2.2 billion during the past three years, transferring significant value from our debt holders to our equity holders.
From an operational perspective, R.H. Donnelley continued to demonstrate excellence in execution, driving industry-leading results in our Sprint markets. Dex Media solidified its reputation as the leader in innovation, with notable success in generating leadership share through the Internet.
We are building on these complementary strengths to create a new standard for performance and innovation. Our print business remains strong, as we continue to connect advertisers with consumers who are ready to buy. The Internet has proven to be an attractive expansion medium, delivering additional usage to our existing advertisers and attracting new consumers and advertisers to our products.
We are very pleased to share highlights for 2005 for our growing business, operating under three strong market brands.
Dex
At Dex, publication sales growth was driven in large part by innovation, both in print and online. In 2005, we introduced Dex Plus™ companion directories that effectively support our competitive objectives and driving aggregate usage. Our Internet strategy is also a powerful differentiator. Internet highlights for 2005 included the roll-out of Dex Web Clicks™, our search engine marketing solution; significant traffic growth on DexOnline.com®, now with in-region usage leadership for eight consecutive quarters;* and continued progress on distribution agreements with Yahoo!®, Switchboard® and others, further extending the reach of our advertisers’ messages to consumers.
Sprint
At R.H. Donnelley, our success was driven in large part by strong execution of our business process. In our Sprint branded markets, publication sales growth was once again at the top of the incumbent industry. We are pleased with our ability to deliver this level of sales performance and successfully compete against competitive entry. Key to our success is customer growth—our ability to attract new advertisers as well as strong renewals and increased spending from our existing base of advertisers. We also see further potential with Internet products, as a growing number of our display advertisers are purchasing online products from us.

* ComScore Networks ® Internet Yellow Pages Search Report, Dex 14-state region, Q4 2005

George Burnett
AT&T
In R.H. DonnelleY’s AT & T branded markets, sales performance reflected a year of reconstruction to position this business for long-term success. We made considerable progress implementing the business model that worked so well for us in our Sprint markets. We still have a lot of work ahead of us, but remain confident that by focusing on consumer usage and advertiser value, revenue growth will follow.
STRONG INVESTMENT PROFILE
The measurable value we deliver to our advertisers drives high recurring revenues and stable topline growth. EBITDA margins are at the top of the U.S. media industry, as is free cash flow conversion, reflecting the great value we deliver to our advertisers. In addition R.H. Donnelley has significant tax benefits for the next decade. We anticipate we will continue to convert a significant portion of EBITDA to free cash flow. This strong and stable cash flow allows us to reinvest in the business and retire debt by approximately one-half turn of leverage each year, which represents a direct transfer of value from debt to equity holders.
2006 AND BEYOND
We look forward to another year of progress in 2006. As we finish constructing a solid foundation in our AT&T markets, we’ll continue working on the Dex integration, using the phased approach that we successfully implemented with our previous aquisitions. While an integration of this size is certainly complex, our cultural similarities and operating system compatibility will facilitate progress. We were pleased, for example, to complete the integration plan in early 2006, which we began implementing immediately following the close of the transaction. Consistent with this year’s priorities, work is also well underway to develop and execute an enterprise-wide online local commercial search strategy.
We now serve more than 600,000 advertisers with print and Internet advertising products in 28 states, including some of the most attractive markets in the U.S.—Chicago, Denver, Las Vegas, Orlando, Phoenix and Seattle.
We gain much more than size and scale through this combination. We gain the collective contributions of a high-energy, high-performing team of more than 4,400 professional. Our direct sales channel of 1,800 people work directly with thousands of local advertisers every day. Our senior management team has the experience to integrate our businesses effectively and ensure we remain focused on our customers and our day-to-day business priorities. Our board of directors has the experience and enthusiasm to help guide us into the future.
The additional information that follows provides a thoughtful overview of our combined businesses, as well as a reflection on last year’s performance as separate companies.
Thank you for your continued interest in R.H. Donnelley.

PROGRESS
COMBINING STRENGTHS
The closing of the Dex Media acquisition on January 31, 2006, represents an important milestone for R.H. Donnelley as well as for its investors, advertisers, consumers and employees.
With this event, the company solidified its position as a leader in Yellow Pages and online local commercial search in the U.S., with combined 2005 adjusted net revenue of approximately $2.7 billion‡ and more than 600,000 advertisers buying print and Internet search products in markets across 28 states.
R.H. Donnelley also gained greater operational scope and scale, further strengthening its solid financial profile, strong recurring revenue and free cash flow.
Seattle Seattle
Portland Portland
Salt Lake City
Las Vegas
Phoenix
Albuquerque
Denver
Minneapolis
Chicago Salt Lake City
Las Vegas
Phoenix
Albuquerque
Denver
Minneapolis
Chicago
Orlando
Blue indicates
R.H. Donnelley coverage.
More than 600 directories published in 28 states

More than 600,000 advertisers

Circulation of approximately 80 million; approximately 150 million online searches annually

More than 4,400 employees

‡     All non-GAAP amounts are reconciled to the comparable GAAP amounts in the schedule following the attached Form 10-Ks.

CAPITALIZING IN OUR MARKETS
Small and medium-sized companies see R.H. Donnelley as their trusted marketing advisor for advertising and promoting their businesses, both in print and online. Because of R.H. Donnelley’s integrated, multi-platform approach to the market, the company is well positioned to meet the evolving needs of advertisers. R.H. Donnelley’s marketing solutions include:

–	Advertisements in its highly referenced Yellow Pages products
–	Priority placement and advertisements in its rapidly growing online local commercial search products
–	Exposure of its advertisers’ messages on other high-traffic Internet search sites
–	Search engine marketing services, including web clicks, website design and e-commerce
Sprint Yellow Pages (Soon to be EMBARQ Yellow Pages) Dex AT&T Yellow Pages (Formerly SBC Yellow Pages) in Illinois and Northwest Indiana
Dex
Publication sales growth of 2.2 percent‡ in the Dex markets in 2005 was driven in large part by innovation in both print and online. Dex continued to roll out its Dex Plus™ companion directories, with 26 new titles introduced in 2005. Third-party research indicates that these products are driving incremental usage, which, in turn, generates more leads for advertisers.

Dex also helped advertisers leverage the Internet as a source for additional references. DexOnline.com remained number one in online local commercial search in its 14-state region, according to comScore Networks data,* and traffic grew significantly. Dex Web Clicks—a product that provides guaranteed clicks from 30 major search engines—was rolled out across Dex markets with strong advertiser acceptance. Agreements with Yahoo!, Switchboard and others further extended the reach of Dex advertisers. Dex now provides advertisers with aggregate reach that represents around 60 percent of all local consumer searches in its region.
Sprint Yellow Pages (Soon to be EMBARQ Yellow Pages)
Sprint publication sales growth of 4.5 percent‡ once again ranked at the top of the U.S. incumbents. This performance was fueled by strong growth in major markets as well as the introduction of online search products in all markets. Advertiser renewal rates demonstrated high levels of satisfaction, validating R.H. Donnelley’s value proposition to deliver large quantities of high-quality leads to advertisers.

Traffic increased sharply to the online search product in the Sprint markets, as measured by unique users, page views and number of searches. There was also significant growth in online revenues. The majority of R.H. Donnelley’s print display advertisers in the Sprint markets are purchasing its online products.
AT&T Yellow Pages (Formerly SBC Yellow Pages) in Illinois and Northwest Indiana
In the AT&T markets, publication sales for 2005 declined 2.8 percent‡ compared to the prior year, reflecting the ongoing impact of the reconstruction efforts. These initiatives included a rescope of directories to better reflect changes in population characteristics and shopping patterns, as well as enforcement of tighter credit policies to improve long-term results in those markets. These changes will continue to impact results in the first half of 2006 as the company works through directory publication cycles. These actions should continue to drive consumer usage and advertiser value, and ultimately long-term revenue growth.

*comScore Networks Internet Yellow Pages Search Report, Dex 14-state region, Q3 2005.
‡All non-GAAP amounts are reconciled to the comparable GAAP amounts in the schedule following the attached Form 10-Ks.

PERFORMANCE
FINANCIAL HIGHLIGHTS
Strong free cash flow generation supported by stable, consistent organic revenue growth

Mid-50s EBITDA margins ‡

Attractive tax benefits for more than ten years

Low capital expenditure and working capital requirements

Combined debt paydown of more than $800 million in 2005
DELIVERING ON DELEVERING
High recurring revenue continues to drive stable and consistent financial performance for R.H. Donnelley. High EBITDA margins, low capital requirements and attractive tax benefits lead to strong free cash flow conversion and significant debt repayment. On a combined basis, R.H. Donnelley and Dex Media repaid more than $800 million of debt in 2005 and have retired more than $2.2 billion of debt over the past three years. This has resulted in significant value transfer to equity holders.

‡ All non-GAAP amounts are reconciled to the comparable GAAP amounts in the schedule following the attached Form 10-Ks.

POTENTIAL
EXPANDING OPPORTUNITIES
The new R.H. Donnelley is well positioned to lead the industry in the print and online arenas.
The print Yellow Pages business remains robust—with remarkably strong and stable usage, especially when compared with other, increasingly fragmented media. Consumers continue to turn to the rich content to find businesses that offer the products and services they seek.
The Internet offers tremendous opportunity for the company to expand its business and deliver additional value to advertisers. The online local commercial search business is growing rapidly and R.H. Donnelley is uniquely positioned to monetize online traffic in its local markets through a robust sales channel reaching a vast and diverse customer base of small and medium-sized enterprises.
The company’s senior management team includes competitive, execution-oriented, motivated and innovative leaders who have the experience and knowledge to drive results in both print and online.
R.H. Donnelley has a solid financial profile. Strong and growing free cash flow—driven by high margins, low capital expenditures and a significant tax shield—allows the company to drive shareholder value through EBITDA growth and deleveraging.
In 2006, the company will focus on four key priorities:
Making significant progress with the integration of Dex Media

Finishing the construction of a solid foundation in its AT&T markets from which to build long-term, sustainable and profitable growth

Advancing a comprehensive local online search and digital products strategy

Maintaining focus on generating free cash flow to repay debt and create value for shareholders
Foundation in AT&T Markets Online and Digital Products Repay Debt with High Free Cash Flow Dex Media Integration R.H. Donnelley 2006 Focus

2005 ANNUAL REPORT

2005 ANNUAL REPORT Shareholder Information Transfer Agent The Bank of New York® Investor Relations Department Church Street Station P.O. Box 11258 New York, New York 10286 800-524-4458 Outside the U.S. and Canada: 610-312-5303 TDD 800-936-4237 www.stockbny.com/contactus.asp Independent Registered Public Accounting Firm PricewaterhouseCoopers®, LLP 150 Fayetteville Street Mall Suite 2300 Raleigh, North Carolina 27601 Annual Meeting The 2006 annual meeting of stockholders of R.H. Donnelley Corporation will be held on Thursday, June 1, 2006, at 10:00 a.m., local time, at the Embassy Suites® Hotel, 201 Harrison Oaks Boulevard Cary, North Carolina 27513. Stock Data R.H. Donnelley Corporation common stock is traded on the New York Stock Exchange under the ticker symbol RHD. Shares outstanding as of March 1, 2006, were 68,553,054. Corporate Offices 1001 Winstead Drive Cary, North Carolina 27513 866-527-4550 www.rhd.com

1001 Winstead Drive, Cary, North Carolina 27513 866-527-4550 www.rhd.com

Reconciliation of Non-GAAP Measures (unaudited)

Reconciliation of publication sales for Sprint-branded directories and AT&T-branded directories to net revenue — GAAP and net revenue — adjusted and net revenue — adjusted pro forma:

	2005(1)(2)	2004(1)(2)(3)
	(Amounts in millions)

Publication sales — Sprint-branded directories	$593.5	$567.8
Publication sales — Sprint-branded directories — percentage change over prior year	4.5%
Adjustments for changes in directory publication date(s)		(0.6)

Publication sales disclosed in December 31, 2004 Form 10K		567.2
Publication sales — AT&T-branded directories	433.4	445.9
Publication sales — AT&T-branded directories — percentage change over prior year	(2.8%)
Adjustments for changes in directory publication date(s)		17.3

Publication sales disclosed in December 31, 2004 Form 10K		463.2
Less pre-acquisition publication sales for AT&T-branded directories not recognized as revenue in current period due to purchase accounting	—	(277.3)
Less current period publication sales for Sprint-branded directories not recognized as revenue in current period due to the deferral method of accounting	(230.3)	(221.0)
Less current period publication sales for AT&T-branded directories not recognized as revenue in current period due to the deferral method of accounting	(225.6)	(158.4)
Plus net revenue reported in the period for publication sales from prior periods for Sprint-branded directories	216.3	209.3
Plus net revenue reported in the period for publication sales from prior periods for AT&T-branded directories	158.3	—

Net directory advertising revenue	945.6	583.0
Pre-press publishing revenue	—	13.0
Other revenue	11.0	7.1

Net revenue — GAAP	956.6	603.1
Plus net revenue from Sprint-branded directories that published prior to the acquisition that would have been recognized during the period absent purchase accounting adjustments required under GAAP	—	1.1
Plus net revenue from AT&T-branded directories that published prior to the acquisition that would have been recognized during the period absent purchase accounting adjustments required under GAAP	85.0	441.5
Less pre-press publishing revenue that would not have been recorded had the AT&T transaction occurred on January 1, 2004	—	(11.8)

Net revenue — Adjusted	$1,041.6

Net revenue — Adjusted pro forma		$1,033.9

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Reconciliations, continued

Reconciliation of publication sales for Dex Media-branded directories to total net revenue — GAAP(4):

	2005	2004
	(Amounts in millions)

Publication sales, excluding adjustments for changes in directory publication dates	$1,742.9	$1,669.4
Adjustments for changes in directory publication dates	(14.9)	20.2

Publication sales	1,728.0	1,689.6
Publication sales — percentage change over prior year	2.2%
Less: Current period publication sales not recognized as revenue in current period due to the deferral method of accounting	(1,503.6)	(1,015.4)
Plus: Revenue recognized in the current period for publication sales from prior periods	1,403.2	928.7
Plus: Revenue recognized in the current period related to extension billings for changes in directory publication dates	30.8	—

Total net revenue — GAAP	$1,658.4	$1,602.9

The following table presents a reconciliation of RHD net revenue — GAAP to combined adjusted net revenue as if RHD and Dex Media were combined for the fiscal year 2005. 2005 combined adjusted net revenue presented below is not necessarily representative of what the 2005 actual combined adjusted net revenue would have been due to, among other things, differences in accounting methodologies between RHD and Dex Media, nor is it indicative of future results for the combined company.

2005
(Amounts in millions)

RHD net revenue — GAAP	$956.6
Plus net revenue for directories acquired from AT&T that published prior to such acquisition that would have been recognized during the period absent purchase accounting adjustments required under GAAP	85.0

RHD net revenue — adjusted	1,041.6
Dex Media net revenue — GAAP	1,658.4

2005 combined adjusted net revenue	$2,700.0

Reconciliation of net revenue — GAAP outlook to net revenue — adjusted pro forma outlook:

Full Year 2006
Outlook
(Amounts in billions)

Net revenue — GAAP outlook	$1.87
Plus pro forma net revenue that would have been recognized during the period absent purchase accounting adjustments required under GAAP assuming the Dex Media transaction had occurred on January 1, 2006	0.86

Net revenue — Adjusted pro forma outlook	$2.73

Reconciliations, continued

Reconciliation of adjusted pro forma EBITDA outlook to operating income — GAAP outlook (5):

Full Year 2006
Outlook
(Amounts in billions)

Adjusted pro forma EBITDA outlook	$1.46
Less pro forma depreciation and amortization	(0.37)

Adjusted pro forma operating income outlook	1.09
Less revenue from Dex Media-branded directories that published prior to the acquisition that would have been recognized during the period absent purchase accounting adjustments required under GAAP, excluding January 2006	(0.72)
Plus expenses from Dex Media-branded directories that published prior to the acquisition that would have been recognized during the period absent purchase accounting adjustments required under GAAP, net of amortized deferred cost uplift, excluding January 2006	0.01
Less Dex Media net operating income impact for the month of January 2006	(0.05)

Operating income — GAAP outlook	$0.33

Calculation of adjusted pro forma EBITDA margin outlook (5):

Full Year 2006
Outlook
(Amounts in billions)

Adjusted pro forma net revenue outlook (from prior page)	$2.73
Adjusted pro forma EBITDA outlook (from above)	1.46

Adjusted pro forma EBITDA margin outlook	53.5%

Notes to Reconciliation of Non-GAAP Measures

(1) Publishing revenue is recognized using the deferral and amortization method of accounting. Under this method, when a directory is published, the publication sales value is deferred and amortized into the income statement ratably over the life of the directory, which is typically 12 months. Publication sales represent the billable value of advertising sales in directories that published during the year. If events occur during the current period that affect comparability of sales to the prior year period, such as changes in directory publication dates, then prior year sales are adjusted to conform to the current period presentation to maintain comparability.

(2) As a result of the AT&T (formerly known as SBC) Directory Acquisition and the related financing and associated purchase accounting, management believes that the 2005 and 2004 results reported in accordance with GAAP are not comparable, nor do they reflect the Company’s underlying operational or financial performance. Accordingly, management is presenting certain non-GAAP financial measures in addition to results reported in accordance with GAAP in order to better communicate underlying operational and financial performance and to facilitate comparison of adjusted 2005 performance with adjusted pro forma 2004 results. Adjusted results for 2005 exclude the impact of purchase accounting as well as certain other adjustments. Adjusted pro forma results for 2004 also reflect the combination of RHD with the AT&T directory business in Illinois and Northwest Indiana as if the transaction had been consummated at the beginning of the year presented and certain other adjustments. While management believes that the adjusted pro forma results reasonably resemble operational performances as if the AT&T transaction had been consummated at the beginning of the period presented, because of differences between RHD and predecessor accounting policies, management does not believe these pro forma results are strictly comparable. The adjusted and adjusted pro forma results assume that the appropriate pro rata portion of the revenues and direct costs of directories acquired from AT&T that published prior to the acquisition plus, in the case of 2004 adjusted pro forma results, all September 2004 directories were recognized during the period pursuant to the deferral and amortization method. As a result of purchase accounting, these pre-acquisition revenues and expenses are not included in reported GAAP results. For the periods prior to the actual acquisition date of September 1, 2004, adjusted pro forma interest expense assumes the transaction occurred at the beginning of the periods presented and is based on the incremental debt actually incurred at the time of the acquisition and the interest rate in effect at the time of the acquisition with no assumption for additional debt repayments. For periods after the acquisition date, interest expense is determined in accordance with GAAP results. As a result of purchase accounting required under GAAP, we recorded the deferred directory costs related to directories that were scheduled to publish subsequent to the AT&T Directory Acquisition at their fair value determined as (a) the estimated billable value of the published directory less (b) the expected costs to compete the directories, plus (c) a normal profit margin. We refer to this purchase accounting entry as “cost uplift.” The cost uplift has been excluded from adjusted and adjusted pro forma results.

(3) As a result of the SPA Acquisition and the related financing and associated purchase accounting, management believes that the 2005 and 2004 results reported in accordance with GAAP are not comparable, nor do they reflect the Company’s underlying operational or financial performance in 2004. Accordingly, management is presenting certain non-GAAP financial measures in addition to results reported in accordance with GAAP in order to better communicate underlying operational and financial performance and to facilitate comparison of adjusted 2005 performance with adjusted pro forma 2004 results. Adjusted results reflect the elimination of purchase accounting and certain other adjustments. The 2004 adjusted pro forma results assume that the appropriate pro rata portion of the revenue and direct costs of directories acquired from Sprint that published prior to the acquisition plus all January 2003 Sprint directories were recognized during the period pursuant to the deferral and amortization method. As a result of purchase accounting, these pre-acquisition revenues and expenses are not included in reported GAAP results. Additionally, the cost uplift reported under GAAP to eliminate profit on sales contracts completed before the acquisition date for Sprint directories not yet published at the acquisition date has also been removed.

(4) Dex Media utilizes the deferral and amortization method of accounting, under which revenue and expenses are recognized over the lives of the directories published by the company. In addition to disclosing financial results that are determined in accordance with GAAP, Dex Media also discloses certain non-GAAP measures including publication sales. Publication sales represent the total billable value of advertising in directories that were published during the period, together with all other revenue, including Internet and direct marketing products, sold during the period. The most comparable GAAP financial measure to publication sales is revenue. If events occur during the current period that affect the comparability of publication sales to the prior year period, such as changes in directory publication dates, then prior year publication sales are adjusted to conform to the current period presentation and to maintain comparability. Although publication sales are subsequently recognized as revenue over the lives of the respective directories, publication sales may not be directly indicative of the amount ultimately recognized as revenue under deferral and amortization, due to adjustments that may occur in subsequent reporting periods. Therefore, publication sales are not necessarily indicative of Dex Media’s future quarterly or annual recognized revenue. Dex Media management believes that presenting non-GAAP measures is important for investors to better understand Dex Media’s underlying operational and financial performance, to facilitate comparison of results between periods, to enable investors to better assess and understand Dex Media’s ability to meet debt service, make capital expenditures and meet its working capital requirements. An analysis of Dex Media’s results of operations and the non-GAAP measures presented should only be made in conjunction with data presented in accordance with GAAP.

(5) EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted pro forma EBITDA represents adjusted pro forma earnings before interest, taxes, depreciation and amortization. EBITDA and adjusted pro forma EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net income prepared in conformity with GAAP. In addition, EBITDA may not be comparable to similarly titled measures of other companies.

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